June 20, 2007

Board of Directors

Annapolis Bancorp, Inc.

1000 Bestgate Road, Suite 400

Annapolis, Maryland 21401

Re:	Registration Statement on Form S-8

Dear Board Members:

We have acted as counsel to Annapolis Bancorp, Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 200,000 shares of common stock, par value $0.01 per share (the "Common Stock") of the Company which may be issued pursuant to the Company's 2007 Employee Stock Purchase Plan, as such numbers of shares may be increased in accordance with said plan in the event of a merger, consolidation, reorganization, liquidation, recapitalization, stock dividend, stock split, or similar event involving the Registrant. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plan will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Sincerely,

J. Mark Poerio

of PAUL, HASTINGS, JANOFSKY & WALKER LLP